Exhibit 4.21

Agreement in relation to
The Absorption of Shanghai Airlines Co., Ltd by way of Share Exchange
By
China Eastern Airlines Corporation Limited

10 July 2009

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

Contents
Article 1 Definitions		4

Article 2 Absorption		8

2.1	Approach to the Absorption	8

2.2	Consideration for the Absorption – Share Exchange	9

2.3	Protection Mechanism for SA Dissenting Shareholders – SA Dissenting Shareholder Cash Alternative	10
	2.3.1 SA Dissenting Shareholder Cash Alternative	10
	2.3.2 Regarding the subject of the SA Dissenting Shareholder Cash Alternative	10
	2.3.3 Regarding declaration and exercise of SA Dissenting Shareholder Cash Alternative	11

2.4	Protection Mechanism for CEA Dissenting Shareholders – CEA Dissenting Shareholder Buy-back Alternative	11
	2.4.1 CEA Dissenting Shareholder Buy-back Alternative	12
	2.4.2 Regarding the subject of the CEA Dissenting Shareholder Buy-back Alternative	12
	2.4.3 Regarding declaration and exercise of CEA Dissenting Shareholder Buy-back Alternative	13

Article 3 Effect and Conditions Precedent		13

Article 4 Pre-settlement Preparation		15

Article 5 Settlement		16

5.1	Settlement of Assets	16
5.2	Share Registration	17

Article 6 Undertaking by CEA		17

6.1	Further actions	17
6.2	Announcement	18
6.3	No ex-right or ex-dividend	18

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

Article 7 Undertaking by Shanghai Airlines		18

7.1	Normal Operation	18
7.2	Further actions	18
7.3	Announcement	18
7.4	Restricted behaviour	19
7.5	No ex-right or ex-dividend	19

Article 8 Representations and warranties by CEA		20

8.1	Qualification of the Subject	20
8.2	Authorization	20
8.3	Free from contravention	20

Article 9 Representations and warranties by Shanghai Airlines		20

9.1	Qualification of the Subject	20
9.2	Authorization	21
9.3	Free from contravention	21
9.4	Financial statements	21
9.5	Subsidiary bodies of Shanghai Airlines	21
9.6	Material assets	22
9.7	Intellectual property rights	22
9.8	Free from undisclosed debts	22
9.9	Environmental Protection	23
9.10	Staff members	23
9.11	Insurance	23
9.12	Litigation	23
9.13	Taxation	24

Article 10 Taxation		24

Article 11 Confidentiality		24

Article 12 Default Liability		25

Article 13 Force Majeure Events		25

Article 14 Termination of Agreement		26

14.1	Circumstances Leading to Agreement Termination	26
14.2	Consequence of Agreement Termination	26

Article 15 Governing Law and Dispute Settlement		27

15.1	Governing Law	27
15.2	Dispute Settlement	27

Article 16 Miscellaneous		28

16.1	Notices	28
16.2	Amendment of Agreement	29
16.3	Waivers	29
16.4	Severability	29
16.5	Counterparts and Effectiveness	29

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

This  Agreement in relation to The Absorption of Shanghai Airlines Co., Ltd by way of Share Exchange By China Eastern Airlines Corporation Limited (hereinafter referred to as the “Agreement”) was signed by the Parties in Shanghai on 10 July 2009.

Absorbing Party：
China Eastern Airlines Corporation Limited (hereinafter referred to as “CEA”)
Registered address: 66 Airport Street, Pudong International Airport, Shanghai, China
Statutory Representative：Liu Shaoyong

Absorbed Party：
Shanghai Airlines Co., Ltd  (hereinafter referred to as “Shanghai Airlines”)
Registered address: 100 Airport Street, Pudong International Airport, Shanghai, China
Statutory Representative: Zhou Chi

Whereas：

1.
CEA is a company limited by shares established and registered at Shanghai Administration for Industry and Commerce and is listed on SSE as approved by CSRC (stock code: 600115), with a registered address at 66 Airport Street, Pudong International Airport, Shanghai, China;

2.
Shanghai Airlines is a company limited by shares established and registered at Shanghai Administration for Industry and Commerce and is listed on SSE as approved by CSRC (stock code: 600591), with a registered address at 100 Airport Street, Pudong International Airport, Shanghai, China;

3.	CEA intends to absorb Shanghai Airlines by way of share exchange, and Shanghai Airlines intends to be absorbed by CEA; and

4.
The Parties are willing to make certain agreements, representations, warranties and undertakings in relation to the Absorption, and to make corresponding arrangements in relation to the terms and conditions applicable to the completion of the Absorption.

Now therefore, the Parties hereby reach this Agreement out of free will and on the basis of equality and integrity, after friendly negotiations and in accordance with relevant laws, regulations and governing documents including the Company Law of the People’s Republic of China, the Securities Law of the People’s Republic of China and the Contract Law of the People’s Republic of China.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

Article 1 Definitions

For the purpose of this Agreement, unless otherwise agreed under this Agreement or the context requires otherwise, the following expressions shall have the following meanings when used in this Agreement:

“Absorbing Party”,“CEA”：	China Eastern Airlines Corporation Limited (中国东方航空股份有限公司).
“Absorbed Party”, “Shanghai Airlines”：	Shanghai Airlines Co., Ltd (上海航空股份有限公司).
“Party”,“Parties”：	China Eastern Airlines Corporation Limited and/or Shanghai Airlines Co., Ltd，where a Party refers to either of them and the Parties refer to both of them.
“Subsisting Company”：	China Eastern Airlines Corporation Limited as in a state subsisting upon completion of the implementation of the Absorption.
“PRC”：	The People’s Republic of China which for the purpose of this Agreement shall not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
“SSE”：	Shanghai Stock Exchange.
“SSE Listing Rules”：	The Rules Governing the Listing of Securities on Shanghai Stock Exchange (上海证券交易所股票上市规则).
“Registration and Clearing Body”：	The Shanghai branch of China Securities Registration and Clearing Company Limited (中国证券登记结算有限责任公司上海分公司).

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

“A Share”：	Shall, for the purpose of this Agreement, refer to the domestically-listed RMB-denominated ordinary shares with a par value of RMB1 per share.
“CSRC”：	China Securities Regulatory Commission (中国证券监督管理委员会).
“Absorption”：
Refers to, under the terms and conditions of this Agreement, the acts or matters of the absorption by CEA of Shanghai Airlines by way of Share Exchange, the listing of the A Shares issued by CEA on SSE, delisting of Shanghai Airlines and cancellation of its legal person status, and the transfer to CEA of all Transferred Assets of Shanghai Airlines.

“Share Exchange”：
As part of this Absorption, the acts or matters of the exchange of shares in Shanghai Airlines held by eligible holders of shares of Shanghai Airlines for the shares issued by CEA in relation to this Absorption at the Share Exchange Ratio.

“Share Exchange Ratio”：
As stipulated in Article 2.2.1 under this Agreement, the ratio at which one share in Absorbed Party can exchange for share in Absorbing Party as part of the Absorption, namely, 1 share in Shanghai Airlines can be exchanged for 1.3 shares issued by CEA under the Absorption as stipulated under this Agreement.

“Audit Reference Date”：	30 June 2009, the reference date for audit in relation to this Absorption as determined by the Parties.
“Effective Date”：
The date on which the conditions precedent as stipulated under Article 3 of this Agreement shall be satisfied (or when all those conditions which are not yet satisfied are waived pursuant to this Agreement).

“Transitional Period”：	The period commencing the date of signing this Agreement and ending on the date of completion of the Absorption.
“Share Exchange Date”：
The date on which the shares issued by CEA to shareholders of Shanghai Airlines in settlement of the consideration for this Absorption are registered under the names of shareholders of Shanghai Airlines by the Registration and Clearing Body, the exact date of which is to be agreed, determined and announced by the respective board of directors of the Parties.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

“Price Determination Date” of CEA and Shanghai Airlines：	The date of announcing the resolution of the first meeting of the respective board of directors of CEA and Shanghai Airlines for considering matters relating to the Absorption.

“Settlement Date”
Shall be the same date as the Share Exchange Date or such later date as the Parties shall agree, on which all Transferred Assets of Shanghai Airlines shall be received by CEA and enjoyed and borne by the Receiving Party.

“Absorption Completion Date”
The later of the date of completion of relevant industrial and commercial change registration by CEA in relation to the Absorption and the date of completion of cancellation of company registration by Shanghai Airlines in relation to the Absorption.

‘‘CEA Dissenting Shareholders’’
The Shareholders of CEA who voted against the Absorption by making effective dissenting votes at the shareholders’ meetings of the Company convened for the purpose of approving the Absorption, and continuously holds the Shares representing the effective dissenting votes until CEA Dissenting Shareholder Buy-back Alternative Exercise Day.

‘‘CEA Dissenting Shareholder Buy-back Alternative’’
The right of the eligible CEA Dissenting Shareholder to require the Dissenting Shareholder Buy-back Alternative Provider to buy back and/ or accept transfer of all or part of its CEA Shares in cash at the price stipulated under Article 2.4.1.2 of this Agreement.

“Dissenting Shareholder Buy-back Alternative Provider”
A third-party legal entity, as designated by CEA, which shall, at the CEA Dissenting Shareholder Buy-back Alternative Exercise Day, pay the CEA Dissenting Shareholders who successfully declare the exercise of CEA Dissenting Shareholder Buy-back Alternative in cash in exchange for the whole or part of shares in CEA.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

“CEA Dissenting Shareholder Buy-back Alternative Declaring Period”：
The period during which eligible CEA Shareholders may request exercise of the CEA Dissenting Shareholder Buy-back Alternative, which period shall be determined and announced by the board of directors of CEA.

“CEA Dissenting Shareholder Buy-back Alternative Exercise Day”
The date, to be determined and announced by the board of directors of CEA, on which the Dissenting Shareholder Buy-back Alternative Provider shall accept transfer of shares from CEA Dissenting Shareholder who successfully declare the exercise of CEA Dissenting Shareholder Buy-back Alternative, and pay the consideration in cash.

“SA Dissenting Shareholder”：
Shareholder of Shanghai Airlines who has voted against the Absorption by making effective dissenting votes at the shareholders’ meeting [of Shanghai Airlines] convened for the purpose of approving the Absorption, and continuously holds the shares representing the effective dissenting votes until the SA Dissenting Shareholders Cash Alternative Exercise Day.

“SA Dissenting Shareholders Cash Alternative”：
The right of the eligible SA Dissenting Shareholder to request the Cash Alternative Provider to buy all or part of its Shanghai Airlines shares in cash at the price stipulated under Article 2.3.1.2 of this Agreement.

“SA Dissenting Shareholder Cash Alternative Declaring Period”：
The period to be determined and announced by the board of directors of the Parties in which the eligible Shanghai Airlines shareholders may request exercise of SA Dissenting Shareholder Cash Alternative.

“SA Dissenting Shareholder Cash Alternative Exercise Day”：
The date, to be determined and announced by the board of directors of the Parties, on which the Cash Alternative Provider shall accept transfer of shares from SA Dissenting Shareholder who successfully declare the exercise of SA Dissenting Shareholder Cash Alternative, and pay the consideration in cash.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

“Cash Alternative Provider”
A third-party legal entity, as designated by CEA, which shall, at the SA Dissenting Shareholder Cash Alternative Exercise Day, pay the SA Dissenting Shareholders who successfully declare the exercise of SA Dissenting Shareholder Cash Alternative in cash in exchange for the whole or part of shares in Shanghai Airlines.

“RMB”：	Renminbi.
“Trading Day”：	The days on which shares in companies listed on SSE may be traded freely and lawfully by eligible investors.
“Transferred Assets”：
All assets, liabilities, business operations, human resources, contracts and all other rights and obligations, including but not limited to all operating licence, registration and filing and route operating rights, of Shanghai Airlines, to be transferred to CEA or its designated Receiving Party, upon the Absorption becoming effective.

“Receiving Party”：	CEA or a wholly-owned subsidiary under CEA for receiving all Transferred Assets from Shanghai Airlines on or after the Settlement Date.
“Normal Businesses”
All business activities included within the scope of operations stipulated under the corporate legal person business licence of Shanghai Airlines and its subsidiary bodies, including but not limited to the signing by Shanghai Airlines and its subsidiary bodies with third parties of aviation fuel procurement agreements, aviation materials procurement agreements, aviation materials leasing agreements, aircrafts and aviation materials repair agreements, ground agency services agreements, loan agreements and operational premises leasing agreements.

Article 2     Absorption

2.1	Approach to the Absorption

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

2.1.1	Under the terms and conditions of this Agreement, CEA and Shanghai Airlines agree that CEA shall absorb Shanghai Airlines by way of Share Exchange.

2.1.2
Upon completion of the Absorption, subject to the competent governmental authorities granting approval and/or relevant parties to contracts consenting the same, all of the Transferred Assets of Shanghai Airlines shall be transferred to the Receiving Party.

2.1.3
Upon completion of the Absorption, CEA, being the Absorbing Party to and a subsisting party of the Absorption, shall undergo relevant change registration procedures; Shanghai Airlines, being the Absorbed Party to and a non-subsisting party of the Absorption, shall undergo registration cancellation procedures upon transfer of all the Transferred Assets to the Receiving Party.

2.1.4	Undistributed profits of CEA and Shanghai Airlines accumulated prior to the completion of the Absorption shall be enjoyed among new and existing shareholders of CEA upon completion of the Absorption.

2.2	Consideration for the Absorption – Share Exchange

2.2.1
The consideration for the Absorption was determined by and between CEA and Shanghai Airlines based on the respective prices of their A shares in the secondary market on the Price Determination Date. The share exchange price for CEA shall be the average trading price of A shares of CEA on the 20 Trading Days immediately prior to the Price Determination Date, being RMB5.28 per share. The share exchange price for Shanghai Airlines shall be the average trading price of A shares of Shanghai Airlines on the 20 Trading Days immediately prior to the Price Determination Date, being RMB5.50 per share. The Parties have agreed that to a risk premium of approximately 25% will be provided to Shanghai Airlines in the Share Exchange to compensate Shanghai Airlines shareholders for the risk associated with participation in the Share Exchange, resulting in a Share Exchange Ratio of 1:1.3 between Shanghai Airlines and CEA, namely every one share in Shanghai Airlines may be exchanged for 1.3 shares in CEA.

2.2.2
The Share Exchange Ratio stipulated under this Article shall not be adjusted except where ex-right or ex-dividend events occur to any of the Parties prior to the Share Exchange Date or adjustment to the share exchange price shall be required under relevant laws, regulations or regulatory authorities.

2.2.3
Holders of shares in Shanghai Airlines as at the Share Exchange Date shall be entitled to and shall, on the Share Exchange Date, exchange all of their shares in Shanghai Airlines, including the shares in Shanghai Airlines to be acquired as a result of the SA Dissenting Shareholder Cash Alternative provided to SA Dissenting Shareholders by Cash Alternative Provider in accordance with the Share Exchange Ratio as stipulated under Article 2.2.1, for shares in CEA.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

2.2.4
For fractional shares: Upon Share Exchange, the CEA Shares to be acquired by shareholders of Shanghai Airlines shall be in whole integral number. If the number of CEA Shares to be acquired under the Share Exchange by shareholders of Shanghai Airlines, calculated based on the Share Exchange Ratio, shall not be in whole integral number, those fractional shares shall be handled in accordance with the relevant provisions governing fractional shares as stipulated by SSE.

2.3	Protection Mechanism for SA Dissenting Shareholders – SA Dissenting Shareholder Cash Alternative

2.3.1	SA Dissenting Shareholder Cash Alternative

2.3.1.1
To safeguard the interest of Shanghai Airlines shareholders, and limit the investment loss to be caused by such uncertainty as share price fluctuation of the Subsisting Company after the Absorption, the Parties unanimously agree to grant the SA Dissenting Shareholder Cash Alternative to SA Dissenting Shareholders.

2.3.1.2
By exercising the SA Dissenting Shareholder Cash Alternative, a SA Dissenting Shareholder may, on the SA Dissenting Shareholder Cash Alternative Exercise Day, obtain cash consideration in the amount of RMB5.50 per share to be paid by Cash Alternative Provider in accordance with the share exchange price of Shanghai Airlines in respect of every share in Shanghai Airlines validly declared.

2.3.2	Regarding the subject of the SA Dissenting Shareholder Cash Alternative

2.3.2.1
An SA Dissenting Shareholder who made effective dissenting votes at the shareholders’ meeting of Shanghai Airlines convened for the purpose of approving the Absorption and continuously holds the shares representing the effective dissenting votes until the SA Dissenting Shareholders Cash Alternative Exercise Day, and successfully complete the process of declaration during the SA Dissenting Shareholder Cash Alternative Declaring Period, may exercise the SA Dissenting Shareholder Cash Alternative. Whether a vote shall constitute an effective dissenting vote shall be based on the objection clearly expressed on a valid vote to be complete on-site at the general meeting by the shareholder or his delegated person, as applicable to those shareholders who participate in the voting-on-site and regardless of any of his prior online voting. For those shareholders who only participate in online voting, it should base on the record on the relevant voting system adopted on the online voting facilities.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

2.3.2.2
An SA Dissenting Shareholder shall be entitled to exercise his Cash Alternative such that the number of shares shall not exceed the lower of the following: (i) the number of shares as represented by the effective dissenting votes; (ii) the lowest value of the SA Shares held by SA Dissenting Shareholder during the period from the date of share registration for the purpose of the general meeting held by Shanghai Airlines for approval the Absorption up to SA Dissenting Shareholder Cash Alternative Exercise Day.

2.3.2.3
An SA Dissenting Shareholder holding the following shares who wish to exercise SA Dissenting Shareholder Cash Alternative in respect of his shareholding shall only be able to undergo the Share Exchange as stipulated under this Agreement: (i) shares with trading moratorium held by directors, supervisors and senior management of Shanghai Airlines; (ii) SA Shares under pledge, other third-party rights or frozen under judicial order; (iii) shares the legal holder of which has undertaken to Shanghai Airlines to waive SA Dissenting Shareholder Cash Alternative; (iv) [Dissenting shares] already sold by SA Dissenting Shareholder; and (v) other shares which are not eligible under the law to exercise SA Dissenting Shareholder Cash Alternative.

2.3.3	Regarding declaration and exercise of SA Dissenting Shareholder Cash Alternative

Declaration, clearing and settlement in respect of SA Dissenting Shareholder Cash Alternative shall be implemented in accordance with relevant business rules issued by SSE and Registration and Clearing Body, detailed implementation plan of which shall be formulated and announced by the respective board of directors of the Parties.

2.4	Protection Mechanism for CEA Dissenting Shareholders – CEA Dissenting Shareholder Buy-back Alternative

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

2.4.1	CEA Dissenting Shareholder Buy-back Alternative

2.4.1.1
To safeguard the interest of CEA shareholders, and limit the investment loss to be caused by such uncertainty as share price fluctuation of the Subsisting Company after the Absorption, the Parties unanimously agree to grant the CEA Dissenting Shareholder Buy-back Alternative to CEA Dissenting Shareholders.

2.4.1.2
By exercising the CEA Dissenting Shareholder Buy-back Alternative, a CEA Dissenting Shareholder may, on the CEA Dissenting Shareholder Buy-back Alternative Exercise Day, obtain cash consideration in the amount of RMB5.28 per share for A Shares and HK$1.56 per share for H Shares, as determined and announced based on the average trading price during the period of 20 Trading Days prior to the Price Determination Date, to be paid by Dissenting Shareholder Buy-back Alternative Provider, in respect of every share in CEA validly declared.

2.4.1.3
CEA shall be entitled to arrange any third party to be the Dissenting Shareholder Buy-back Alternative Provider to acquire the CEA shares to be sold by and at the request of CEA Dissenting Shareholders. In such a case, those CEA Dissenting Shareholders shall not [claim] the aforesaid CEA Dissenting Shareholder Buy-back Alternative to CEA or any CEA shareholders who consent to the Absorption.

2.4.2	Regarding the subject of the CEA Dissenting Shareholder Buy-back Alternative

2.4.2.1
A CEA Dissenting Shareholder who made effective dissenting votes at the shareholders’ meeting [of CEA] convened for the purpose of approving the Absorption and continuously holds the shares representing the effective dissenting votes until the CEA Dissenting Shareholders Buy-back Alternative Exercise Day, and successfully complete the process of declaration during the Buy-back Alternative Declaring Period, may exercise the CEA Dissenting Shareholder Buy-back Alternative. Whether a vote shall constitute an effective dissenting vote shall be based on the objection clearly expressed on a valid vote to be complete on-site at the general meeting by the shareholder or his delegated person, as applicable to those shareholders who participate in the voting-on-site and regardless of any of his prior online voting. For those shareholders who only participate in online voting, it should base on the record on the relevant voting system adopted on the online voting facilities.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

2.4.2.2
A CEA Dissenting Shareholder shall be entitled to exercise his CEA Dissenting Shareholder Buy-back Alternative such that the number of shares shall not exceed the lower of the following: (i) the number of shares as represented by the effective dissenting votes; (ii) the lowest value of the CEA shares held by CEA Dissenting Shareholder during the period from the date of share registration for the purpose of the general meeting held by CEA for approval the Absorption up to CEA Dissenting Shareholder Buy-back Alternative Exercise Day.

2.4.2.3
A CEA Dissenting Shareholder holding the following shares shall not be entitled to exercise CEA Dissenting Shareholder Buy-back Alternative in respect of his shareholding: (i) shares with trading moratorium held by directors, supervisors and senior management of CEA; (ii) CEA Shares under pledge, other third-party rights or frozen under judicial order; (iii) shares the legal holder of which has undertaken to CEA to waive CEA Dissenting Shareholder Buy-back Alternative; (iv) [Dissenting shares] already sold by CEA Dissenting Shareholder; and (v) other shares which are not eligible under the law to exercise CEA Dissenting Shareholder Buy-back Alternative.

2.4.3	Regarding declaration and exercise of CEA Dissenting Shareholder Buy-back Alternative

Declaration, clearing and settlement in respect of CEA Dissenting Shareholder Buy-back Alternative shall be implemented in accordance with relevant business rules issued by SSE and Registration and Clearing Body, detailed implementation plan of which shall be formulated and announced by the board of directors of CEA.

Article 3 Effect and Conditions Precedent

3.1	This Agreement and the Absorption shall become effective on the date on which the following conditions are satisfied:

(1)	This Agreement being signed by the respective statutory representatives or their delegated persons and being stamped with the respective common seals of the Parties;

(2)
A resolution being passed at shareholders’ general meeting A Share class meetings and H Share class meeting to be convened by CEA and shareholders’ general meeting to be convened by Shanghai Airlines, approving this Agreement and relevant matters under this Agreement;

(3)	State-owned assets supervision and administration authority approving this Absorption;

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

(4)	Governing authorities of the civil aviation industry approving this Absorption;

(5)	the Absorption passing the anti-trust investigation to be conducted by the Ministry of Commerce;

(6)	CSRC approving this Absorption; and

(7)	Obtaining the waiver from CSRC in relation to the requirement of a general offer by CEA Holding (if applicable).

3.2
The Parties unanimously agree that if, for whatever reasons, any of CEA or Shanghai Airlines fails to release a corresponding notice of general meeting within six months upon the first meeting of the board of directors on which the relevant matters in relation to the Absorption were considered, CEA and Shanghai Airlines shall convene a meeting of their respective board of directors again for considering and approving the relevant matters in relation to the Absorption, and a new Price Determination Date for the purpose of the Absorption of Shanghai Airlines by way of Share Exchange shall be determined as the same as date of announcement of the resolution of the board meeting so convened; the share exchange price, Share Exchange Ratio and the price of SA Dissenting Shareholder Cash Alternative under this Agreement shall be determined again. In circumstances where such re-convention of meeting of the board of directors shall become required, supplemental agreements shall be entered into in relation to the re-determination of share exchange price, Share Exchange Ratio, the price of SA Dissenting Shareholder Cash Alternative and other relevant changes arising from such circumstances.

3.3
The Parties shall endeavour to procure fulfillment of all the aforesaid conditions precedent within 12 months upon announcement of the resolution of their respective shareholders’ general meeting in relation to the Absorption or by such later date as the Parties may agree in writing (hereinafter referred to as “Closing Period”).

3.4
If any of the conditions precedent set out in Article 3.1 shall not be satisfied or fulfilled within the Closing Period, the Parties shall extend the Closing Period in relation to the full or partial waiver of the conditions precedent, or [enter into negotiation in relation to termination of this Agreement], and the Parties shall seek to reach unanimous opinions within 90 days upon expiry of the Closing Date (hereinafter referred to as “Negotiation Period”). If the Parties fail to reach unanimous opinions by the expiry of the Negotiation Period, this Agreement shall be [rescinded] on the expiry date of the Negotiation Period.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

Article 4  Pre-settlement Preparation

4.1
The Parties agree, commencing the date of signing of this Agreement, to apply in joint efforts to the China Civil Aviation Bureau for transferring, on the Settlement Date, all the operations permits, licences related to aircrafts and filing registration as well as route operation right of Shanghai Airlines under the name of the Receiving Party.

4.2
During the period immediately following the signing of this Agreement and up to but not including the Settlement Date, Shanghai Airlines shall be responsible for: (i) in such manner as is required by law, inform its debtors and obtain consent from the creditors of Shanghai Airlines (including its subsidiary bodies where necessary) regarding the transfer of the debts and credits of Shanghai Airlines to the Receiving Party on the Settlement Date, and handle lawfully and reasonably such request as may be raised by the creditors for being paid the debts or provided guarantee by Shanghai Airlines; (ii) obtain consent from all lessors of material assets leased to Shanghai Airlines (and its subsidiary bodies where necessary) (including but not limited to the parties claiming a right under any finance lease or operation lease) in relation to the Absorption, and their signing of written documents to such effect as to agree to the transfer of relevant rights and obligations from Shanghai Airlines to the Receiving Party with effect from the Settlement Date, having them not requesting any amendment to the rights or obligations of lessees under such leases; (iii) obtain written consent from any party with which Shanghai Airlines and where necessary its subsidiary bodies have contract(s) yet to perform, to the effect that all rights and obligations of Shanghai Airlines under such outstanding contract(s) shall be transferred to the Receiving Party with effect from the Settlement Date, and where such party with which the contract(s) is/are signed does not provide consent, Shanghai Airlines and its subsidiary bodies shall be responsible for undergoing procedures for terminating such contract(s) prior to the Settlement Date; (iv) inform, in an appropriate manner, all customers, contact points, agents and suppliers of such transfer of business operations under this Agreement to make sure that the transferred businesses shall be smoothly transferred to the Receiving Party.

4.3
With effect from the date of signing of this Agreement, CEA shall be responsible for: (i) in such manner as is required by law, informing creditors of CEA of this Absorption and obtaining consent from the creditors of CEA [regarding the same], and handle lawfully and reasonably such request as may be raised by the creditors for being paid the debts or provided guarantee by CEA; (ii) (where applicable) obtaining consent from all lessors of material assets leased to CEA (including but not limited to the parties claiming a right under any finance lease or operation lease) in relation to the Absorption.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

Article 5 Settlement

5.1	Settlement of Assets

5.1.1
Shanghai Airlines shall, on the Settlement Date, deliver directly to the Receiving Party its Transferred Assets, and an Asset Transfer Settlement List shall be signed by all of Shanghai Airlines, CEA and the Receiving Party. Since the Settlement Date, all rights and obligations relating to the Transferred Assets shall in principle be transferred to CEA and be enjoyed and borne by the Receiving Party. However, for those Transferred Assets the transfer of which shall be subject to third-party consent under the laws and regulations of the PRC, the transfer of such rights and obligations shall not be regarded as complete until such third party consent to the same.

5.1.2
For those Transferred Assets the transfer of interest of which shall be subject to filing and registration requirements under the law, the failure to complete relevant filing and registration procedures shall not affect the normal use of such Transferred Assets by CEA and the Receiving Party, including but not limited to the subscription of registered capital of the Receiving Party by CEA using the Transferred Assets as its contribution.

5.1.3
Shanghai Airlines shall be responsible for undergoing the procedures for physically delivering the Transferred Assets to the Receiving Party within four months from the Effective Date of this Agreement, and shall undergo relevant procedures including filing and registration, including but not limited to the filing and registration of land, property, intellectual property rights, shareholding interests and the ownership of assets such as aircrafts.

5.1.4
Subject to consent from the respective creditors, all debts and credits of Shanghai Airlines shall be directly borne by the Receiving Party with effect from the Settlement Date, whereas those debts and credits of the subsidiary bodies of Shanghai Airlines shall remain with the respective subsidiary bodies.

5.1.5
Upon completion of the Absorption, all Shanghai Airlines staff members on roll as of the Settlement Date shall be assumed in full by the Receiving Party. All prior rights and obligations of Shanghai Airlines and all of its staff members shall be enjoyed and borne by the Receiving Party with effect from the Settlement Date.

5.1.6
Shanghai Airlines shall, on the Settlement Date, transfer the information about all accounts maintained with banks, [reserved] stamps and all common seals and corporate seals directly to the Receiving Party.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

5.1.7
Shanghai Airlines shall, with effect from the Settlement Date, deliver to the Receiving Party all documents including but not limited to the documents of shareholders’ general meetings, board meetings and supervisory committee meetings since the establishment of Shanghai Airlines, all organizational documents and industrial and commercial registration documents of Shanghai Airlines since its establishment, all governmental approvals obtained since the establishment of Shanghai Airlines, all correspondence with governmental departments since the establishment of Shanghai Airlines (including but not limited to notices, decisions and resolutions), and tax-paying documents since the establishment of Shanghai Airlines. Materials to be delivered by Shanghai Airlines to the Receiving Party under this provision shall be the original, and copies may be provided in place if no original version can be provided. In that case, signature by a person-in-charge from Shanghai Airlines who has been pre-designated by the Parties shall be required to confirm that the copy is an accurate copy of the original.

5.1.8
Where necessary and upon request by Shanghai Airlines, CEA and the Receiving Party shall assist Shanghai Airlines in undergoing procedures for delivering the Transferred Assets, including but not limited to the issuance or signing of necessary documents and payment of necessary fees as stipulated by law.

5.2	Share Registration

5.2.1
CEA shall be responsible, on the Share Exchange Date, for registering the shares to be issued to Shanghai Airlines shareholders as consideration for the Absorption under the names of Shanghai Airlines shareholders. Shanghai Airlines shareholders shall become CEA shareholders with effect from the date of registering the respective shares under their respective names.

5.2.2	Shanghai Airlines shall provide assistance if such assistance is necessary during the course of CEA’s handling the matters mentioned in Article 5.2.1.

Article 6 Undertaking by CEA

6.1	Further actions

CEA agrees that it shall take all such actions and sign all such documents and instruments as are necessary for the purpose of performing any of the provisions under this Agreement.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

6.2	Announcement

Unless otherwise in accordance with applicable laws and listing rules of the place of listing, CEA and its representatives and the professional organizations that it engages shall not, without prior consent from each other, release any news or announcements related to transactions contemplated under this Agreement or make related filing. For those announcements or filing required under applicable laws and rules of listing place, the party requested to make the announcement or filing shall, prior to making the same, make reasonable commercial endeavours to consult with each other and shall endeavour to reflect such reasonable opinions or recommendations made by each other, subject to compliance with listing rules of the listing place and relevant opinions expressed by CSRC. The Parties shall also procure their subsidiary bodies and connected parties to act in compliance with the provision of this Article.

6.3	No ex-right or ex-dividend

CEA agrees that it shall not engage in any matters which would give rise to any ex-right or ex-dividend [effect] on its shares during the period from the date of signing of this Agreement to the Share Exchange Date.

Article 7 Undertaking by Shanghai Airlines

7.1	Normal Operation

Shanghai Airlines shall and shall procure that its subsidiary bodies will: (1) operate its core business based upon past practice and diligent commercial practice in the ordinary course of business, and (2) do its best endeavour to maintain the good status of all assets constituting the core business, maintain good relationship with clients, staff and other related parties, in the interest of Shanghai Airlines and its subsidiary bodies.

7.2	Further actions

Shanghai Airlines agrees that it shall take all such actions and sign all such documents and instruments as are necessary for the purpose of performing any of the provisions under this Agreement.

7.3	Announcement

Unless otherwise in accordance with applicable laws and listing rules of SSE, Shanghai Airlines and its [representatives] and the professional organizations that it engages shall not, without prior consent from each other, release any news or announcements related to transactions contemplated under this Agreement or make related filing. For those announcements or filing required under applicable laws and rules of SSE, the party requested to make the announcement or filing shall, prior to making the same, make reasonable commercial endeavours to consult with each other and shall endeavour to reflect such reasonable opinions or recommendations made by each other, subject to compliance with listing rules of SSE and relevant opinions expressed by CSRC. The Parties shall also procure their subsidiary bodies and connected parties to act in compliance with the provision of this Article.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

7.4	Restricted behaviour

During the Transitional Period, without written consent from CEA, Shanghai Airlines and its subsidiary bodies shall not do the following (save as being conducted as part of the normal operation activities of Shanghai and with prior notice to CEA):

(1)	Any material alteration to the business within the currently existing scope of operations or cessation of certain business, outside of the course of normal business operation;
(2)	Significant matters including any merger, de-merger, share transfer, external investment of/by Shanghai Airlines and its subsidiary bodies;
(3)	Acquisition, sale, lease or otherwise disposal of any assets outside of the course of normal business operation;
(4)
Entering into any guarantee or indemnity contract, save as those approved at a shareholders’ general meeting or board meeting of Shanghai Airlines at the time or prior to the signing of this Agreement;

(5)	Entering into any contract outside of normal business operation;
(6)	Substantially increasing the salary level of any employees, management staff members or directors;
(7)	Formulating any share scheme, share incentive scheme, employee share trust or share ownership scheme;
(8)	Recruiting new employees other than as part of a recruitment scheme those already identified by Shanghai Airlines on or prior to the date of signing of this Agreement;
(9)	Any initiation or settlement of any litigation, arbitration or other legal procedures which have material effect on any core business of Shanghai Airlines and its subsidiary bodies;
(10)	Making any donation in any format.

7.5	No ex-right or ex-dividend

Shanghai Airlines agrees that it shall not engage in any matters which would give rise to any ex-right or ex-dividend [effect] on its shares during the period from the date of signing of this Agreement to the Share Exchange Date.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

Article 8 Representations and warranties by CEA

On the date of signing, CEA represents and warrants to Shanghai Airlines as in the following, which representations and warranties shall remain valid on the Settlement Date:

8.1	Qualification of the Subject

CEA is a company limited by shares established and subsisting under the laws of the PRC. It has full authority [has been appropriately authorized] to operate its existing business operations, to own its existing properties and assets, and have the capacity to complete the Absorption transaction contemplated under this Agreement.

8.2	Authorization

The signing of this Agreement has been approved by the board of directors of CEA. Once it comes into effect, this Agreement shall constitute legal and binding obligations upon CEA, and shall be enforceable upon CEA in accordance with its terms.

8.3	Free from contravention

The signing by CEA of this Agreement and performance by CEA of obligations under this Agreement: (1) shall not contravene any provisions under its business licence, establishment agreement, articles of association or similar organizational documents; (2) shall not contravene any relevant laws or any governmental authorization or approval; and (3) shall not contravene any other contracts/agreements to which he is a party (or by which he is bound). Nor is there any outstanding litigation, arbitration, or other judicial or administrative procedures which are pending, or potential, or shall affect CEA’s capacity in fulfilling its obligations under this Agreement.

Article 9 Representations and warranties by Shanghai Airlines

On the date of signing, Shanghai Airlines represents and warrants to CEA as in the following, which representations and warranties shall remain valid on the Settlement Date:

9.1	Qualification of the Subject

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

Shanghai Airlines is a company limited by shares established and subsisting under the laws of the PRC. It has full authority [has been appropriately authorized] to operate its existing business operations, to own its existing properties and assets, and have the capacity to complete the Absorption transaction contemplated under this Agreement.

9.2	Authorization

Upon signing by Shanghai Airlines, this Agreement shall constitute legal and binding obligations upon Shanghai Airlines, and shall after the Effective Date be enforceable upon Shanghai Airlines in accordance with its terms.

9.3	Free from contravention

The signing by Shanghai Airlines of this Agreement and performance by Shanghai Airlines of obligations under this Agreement: (1) shall not contravene any provisions under its business licence, establishment agreement, articles of association or similar organizational documents; (2) shall not contravene any relevant laws or any governmental authorization or approval; and (3) shall not contravene any other contracts/agreements to which he is a party (or by which he is bound). Nor is there any outstanding litigation, arbitration, or other judicial or administrative procedures which are pending, or potential, or shall affect Shanghai Airlines’ capacity in fulfilling its obligations under this Agreement.

9.4	Financial statements

The financial statements of Shanghai Airlines have been prepared based upon the books and accounts of itself or of its consolidated subsidiary bodies, and in all material respects comply with applicable accounting standards and published rules and regulations of the PRC. It fairly reflects the consolidated financial position, consolidated operations results and cash flow (and some possible changes in financial position) of the consolidated subsidiary bodies for the time being and for the relevant period.

9.5	Subsidiary bodies of Shanghai Airlines

Save as disclosed in the relevant information disclosure documents in relation to this Absorption, the subsidiary bodies of Shanghai Airlines (a list of which is set out in Annex I) have been established in accordance with applicable laws, are in valid subsistence and good standing, and have the power and authority to operate its assets and commence the business currently being operated. Where appropriate qualifications or authority in other forms become necessary for owning, leasing and operating its assets or commence business, the subsidiary bodies of Shanghai Airlines have already obtained such qualifications or authorities. Registered capital of the subsidiary bodies of Shanghai Airlines have been paid up in full by the respective shareholders and does not involve retrospective obligations for contribution.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

9.6	Material assets

Save as disclosed in the relevant information disclosure documents in relation to this Absorption, Shanghai Airlines and its subsidiary bodies: have good title to the real estate or material movable assets currently in use or occupation, including but not limited to aircraft, or have valid and binding right to rent, including but not limited to the leasing right under operating lease, and leasing right under finance lease in relation to aircraft, and they are not subject to circumstances restricting or prohibiting transfer; its assets have not been put under any guarantee, pledge or security in any form by any third party, and there is no dispute over right or legal defect, nor is there any other agreements, arrangements or undertakings which would potentially give rise to the aforesaid encumbrances; where the assets involve shareholding, there exists no untrue capital contribution or circumstances affecting its legal subsistence, and where rights relating to land, property, aircraft or route is involved, all the right certificates, agreements or approval documents have been obtained and [are] under the corresponding operation conditions.

9.7	Intellectual property rights

Save as disclosed in the relevant information disclosure documents in relation to this Absorption, the right to using intellectual properties as held, licensed to or otherwise owned by Shanghai Airlines and its subsidiary bodies shall not change or be impaired as a result of the [Absorption]. Shanghai Airlines is not aware of risks associated with its intellectual properties and which can reasonably be expected to have material adverse effect on itself or its subsidiary bodies. As far as it knows, the business operations belonging to it or its subsidiary bodies or its intellectual property rights are not in violation of any intellectual property rights or any other proprietary rights, and Shanghai Airlines and its subsidiary bodies have not received any written notice questioning its right or its subsidiary bodies’ right to use; and it or its subsidiary bodies have not given any request to other persons as to an alleged violation of its intellectual property rights.

9.8	Free from undisclosed debts

Apart from the debts as reflected in the financial statements and the debts as disclosed in the relevant information disclosure documents in relation to this Absorption, there is no other debts (including contingent liabilities, and excluding the debts arising from normal business operations after the Audit Reference Date) claiming against or relating to or having effect on Shanghai Airlines and its subsidiary bodies or its respective assets; and there are no circumstances where Shanghai Airlines and its subsidiary bodies act as guarantors, indemnifiers or other obligators for debts of other persons.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

9.9	Environmental Protection

Save as disclosed in the relevant information disclosure documents in relation to this Absorption, (1) Shanghai Airlines and its subsidiary bodies are in all material respects in compliance with all environmental laws and regulations, including but not limited to satisfying the terms and conditions as set out in any licence, or governmental authorization; (2) Shanghai Airlines and its subsidiary bodies have not received from governmental bodies or other institutions any letter or notification declaring that it and its subsidiary bodies are in material violation of environmental laws and shall be held responsible for such violation, and it is not aware of any material environmental claims being in process or to be initiated, and (3) Shanghai Airlines is not aware of any material environmental claims reasonably expected to be initiated against itself or its subsidiary bodies.

9.10	Staff members

Save as disclosed in the relevant information disclosure documents in relation to this Absorption, Shanghai Airlines and its subsidiary bodies have complied with all legal requirements related to employment of engagement of staff members, and there does not exist any outstanding material dispute or legal procedures involving staff members. Shanghai Airlines and its subsidiary bodies are in compliance with all laws related to mandatory social insurance, and make contribution to relevant governmental departments in a timely manner.

9.11	Insurance

Save as disclosed in the relevant information disclosure documents in relation to this Absorption, all material insurance relating to properties, duties or other means as owned or held by Shanghai Airlines and its subsidiary bodies shall have full force and effect, and all insurance premiums incurred up to and including the date of completion of the Absorption have been paid. No notice of withdrawal of such insurance has been received. No payment of extra insurance premiums is needed. Such insurance shall not be affected or terminated as a result of the absorption.

9.12	Litigation

Save as disclosed in the relevant information disclosure documents in relation to this Absorption, there exists no material litigation, proceedings or investigations instigated or potentially occur in any court, government or other institutions which are against or involve Shanghai Airlines or its subsidiary bodies. There exists no material violation of any material contracts, commitment or restrictions in which it or its subsidiary bodies is/are a party or which are binding upon it or its subsidiary bodies. Shanghai Airlines or its subsidiary bodies is/are not bound by any ruling, order or instruction which would otherwise have material adverse effect on its business or its ability to acquire properties and operate business in any other regions.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

9.13	Taxation

Save as disclosed in the relevant information disclosure documents in relation to this Absorption, Shanghai Airlines and its subsidiary bodies has/ have paid in full all taxes which are due and payable (including withholding portions) in accordance with requirements, and shall not be liable to pay any additional tax. Shanghai Airlines and its subsidiary bodies have not been penalized or called by any governmental departments as a result of tax avoidance, evasion or defaulted tax payment, nor has there been any penalty events arising from any violation of relevant tax laws and regulations.

Article 10 Taxation

10.1
All tax incomes and expenses arising from the exercise of the SA Dissenting Shareholder Cash Alternative by SA Dissenting Shareholders or from the exercise of the CEA Dissenting Shareholder Buy-back Alternative by CEA Dissenting Shareholders shall be enforced according to the requirements of the relevant laws and regulations, the Registration and Clearing Body and the usual practice of the stock market.

10.2
Irrespective of whether the transaction contemplated hereunder is completed or not, both parties shall declare and pay the taxes arising from the Absorption according to applicable laws and regulations.  Where possible, both parties shall have negotiation and standardize and prepare relevant documentations in their efforts to apply for preferential taxation policies from the State taxation authority or departments.

Article 11 Confidentiality

11.1
Prior to the execution of the Agreement and during the continuance of the Agreement, either party (hereinafter referred to as the “Disclosing Party”) has or may disclose to the other party (hereinafter referred to as the “Receiving Party”) from time to time the non-public confidential, proprietary information and data which is about its business or financial information, research, development or other confidential matters (hereinafter referred to as the “Confidential Information”).  During the continuance of the Agreement, the Receiving Party must

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

(1)	Keep the Confidential Information confidential;
(2)	Not use the Confidential Information for purposes other than those specified in the contract;
(3)
Not disclose the Confidential Information to other parties except for the party or the agent, financial consultants, attorneys, accountants or other advisors of such party who need to know the Confidential Information in performance of their duties and each of the receiving parties is required to execute written confidentiality agreement;

(4)	Not make disclosure to other organizations and institutions unless required by the relevant authority or department or the corporate listing regulators.

11.2	The provisions of Article 11.1 are not applicable to the following information.

(1)	The information which is already in possession of the Receiving Party at the time of disclosure by the Disclosing Party;
(2)	The information known to the public due to the reason other than improper acts on the part of the Receiving Party;
(3)	The information properly obtained by the Receiving Party from a third party.

Article 12 Default Liability

Unless the Agreement stated otherwise, if either party to the Agreement causes the other party to suffer losses as a result of its contravention of any statement, warranty, undertaking and other obligations it made herein, it shall fully indemnify the losses incurred to the other party.

Article 13 Force Majeure Events

13.1
If any of the parties hereto fails to perform any term or condition of the Agreement due to the occurrence of a force majeure event after the execution of the Agreement, the affected party as a result thereof shall notify the other party of such occurrence within 10 working days from such occurrence and the notification shall state such occurrence and the event is of force majeure nature.  Meanwhile, the party to which the force majeure event occurs shall use its best endeavors to take measures to minimize the loss such occurrence may cause and make great efforts to protect the legitimate interest of the other party.

13.2
Under the circumstances that a force majeure event occurs, both parties shall discuss to determine if they continue to perform or delay the performance of or terminate the Agreement.  Upon the elimination of the force majeure event, as long as the condition for the performance of the Agreement remains unchanged, both parties are obliged to take reasonable practicable measures to perform the Agreement.  The affected party as a result of the force majeure event shall promptly notify the other party of such elimination and the other party shall acknowledge receipt upon receipt of the notice.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

13.3
If any occurrence of force majeure event makes the performance of the Agreement impossible and the Agreement terminates, the party to which the force majeure event occurs is not liable for the termination of the Agreement caused by the force majeure event as stated above.  Neither the partial performance nor delay in performance of the Agreement due to the force majeure event constitutes a default on the part of the affected party, and the affected party will not undertake default liability for such partial performance or delay in performance.

Article 14 Termination of Agreement

14.1	Circumstances Leading to Agreement Termination

If any of the following circumstances occurs, the Agreement will be terminated.

(1)	Both parties unanimously agree the termination of the Agreement;
(2)	The Agreement becomes terminated according to Article 3.4 of the Agreement;
(3)
Since any party to the Agreement materially contravenes any provision of the Agreement (including but not limited to the statements and warranties stated in Articles 7 and 8) or any requirement of the applicable laws, leading to the performance or completion of the Agreement impossible.  Under such circumstances, the other party has the right to terminate the Agreement unilaterally by giving written notice of the same.

14.2	Consequence of Agreement Termination

14.2.1
If the Agreement becomes terminated according to the requirements of Article 14.1(1) or 14.1(2), both parties will no longer be entitled to the rights hereunder or bounded by the obligations and rights hereunder, and need not undertake default liability (other than the liability undertaken by any party due to its default prior to the termination of the Agreement or unless the Agreement states otherwise).  Under such circumstances, both parties shall, according to the principle of restitution, make reasonable and necessary efforts to execute all documents, take all necessary actions, rescind the documents in respect of the performance of  the Agreement and cease the validity of the Agreement, including but not limited to the requirement that both parties shall jointly go through the approval procedures necessary for rescindment of the Agreement within 30 working days from the date when the Agreement is terminated and use their best endeavors to procure themselves to restitute in the same condition as they are on the date of execution.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

14.2.2
If the Agreement becomes terminated according to the requirements of Article 14.1(3), in addition that both parties shall perform the obligations stated in Article 14.2.1, the defaulting party shall fully indemnify the observing party against the losses caused to the observing party thereby.

Article 15 Governing Law and Dispute Settlement

15.1	Governing Law

The creation, effectiveness, interpretation or performance of and settlement of dispute concerning the Agreement are governed by and subject to the relevant laws and regulations promulgated in China.  The same applies to the change, amendment, discharge and termination of the Agreement.

15.2	Dispute Settlement

15.2.1	If any dispute or conflict arises in the course of performance of the Agreement, both parties shall settle such dispute through amiable negotiations.

15.2.2
The disputing party shall notify the other party in writing of the dispute, conflict or the details to be discussed.  The nature and causes of such dispute or conflict and the claims of the disputing party, the rationale for the disputing party to make its claim, the disputing party’s advice and comments on how to settle such dispute or conflict shall also be stated in the notice.  The other party shall have negotiation with the disputing party upon receipt of the notice and make its best endeavors to work out settlement plan within 90 days from the date on which the notice is received.

15.2.3
If both parties involved in the dispute or conflict fail to settle the dispute or conflict or negotiate a solution within the period prescribed according to Article 15.2.2 and subject thereto, either of the parties may refer such dispute to [China International Trade Arbitration Commission] (中国国际贸易仲裁委员会) (hereinafter referred to as the “Commission”) for arbitration and the arbitration shall be conducted according to the arbitration rules of the Commission which are in effect.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

15.2.4	Both parties irrevocably agree the arbitral awards by [China International Trade Arbitration Commission] (中国国际贸易仲裁委员会) in Beijing shall be final and they will enforce the awards without delays.

Article 16 Miscellaneous

16.1	Notices

16.1.1
Unless the Agreement requires otherwise, all notices, demands and other correspondences concerning the performance of the Agreement shall be issued in writing and signed by or on behalf of the issuing party or by the persons prescribed in the Agreement.  Notices shall be sent to the addresses or at the facsimile numbers stated in Article via facsimile, personal delivery, postage or express courier (or to such other addresses or facsimile numbers as stated in the proper notices made pursuant to the requirements of this article).  A notice shall be deemed served, in case of personal delivery, if the same is delivered to the addresses and addressed party acknowledged in Article 16.1.2; in case of facsimile delivery, when the issuer receives the transmission report thereof; in the case of postage or express courier, on the date which is specified as the serving date of the notice.

16.1.2	For the purpose of sending notices as stated in Article 16.1.1, both parties provide addresses and facsimile number as follows.

(1)	In relation to notices to CEA,

China Eastern Airlines Corporation Limited Address: No. 2550 Hongqiao Road, Shanghai Postal code: 200335 Attention: Luo Zhuping (罗祝平) Telephone number: 8621-2233 0920 Facsimile number: 8621-6268 6116

(2)	In relation to notices to Shanghai Airlines,

Shanghai Airlines Co., Ltd Address: 21st Floor, No. 212 Jiangning Road, Shanghai Postal code: 200041 Attention: Xu Junmin (徐骏民) Telephone number:8621-6255 2072 Facsimile number: 8621-6272 8810

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

16.1.3
During the continuance of the Agreement, any party hereto may change its contact details for receiving notices, such as address, telephone number, facsimile number by providing valid supporting documentations and notify the other party of the same within five working days from the date of change.

16.2	Amendment of Agreement

Each of the parties hereto may amend and supplement the Agreement by ways of writing.  All amendments and supplements signed by all parties hereto shall be an integral part of the Agreement and have the same legal force and effect as the Agreement.

16.3	Waivers

No failure to exercise or delay in exercise of any right, power or privilege hereunder by any party shall constitute a waiver of such right, power or privilege by the party, nor exercise or partial exercise any right, power or privilege shall preclude further exercise of such right, power or privilege in future.

16.4	Severability

All parts of the Agreement are severable.  If any term, undertaking, condition or requirement becomes illegal, invalid or unenforceable for whatever reason, such illegality, invalidity or unenforceability will not affect the remaining parts.  All the remaining parts of the Agreement shall remain valid, enforceable and have full effect, as if the Agreement has not contained the contents of the invalid or unenforceable parts.

The annex to the Agreement is an non-severable integral part of the Agreement, and has the same legal force and effect as the Agreement and takes effect concurrently with the Agreement.

16.5	Counterparts and Effectiveness

The Agreement is made in 16 counterparts with each party hereto holding two and the remaining being submitted to relevant departments.  All counterparts have equal legal force and effect.

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

[No formal text on this page]

China Eastern Airlines Corporation Limited (chop)

Statutory representative or authorized representative (signature)

Shanghai Airlines Co., Ltd (chop)

Statutory representative or authorized representative (signature)

Date of Execution:-

July 10, 2009

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

Annex: List of Subsidiary Bodies of Shanghai Airlines

1.	中国联合航空有限公司

2.	上海航空国际旅游(集团)有限公司

3.	大航国际货运有限公司

4.	上海航空进出口有限公司

5.	上海上航实业有限公司

6.	上海航空传播有限公司

7.	上海柯莱国际货运有限公司

8.	上海航空假期旅行社有限公司

9.	上海航空因私出入境服务有限公司

10.	上海航空劳务服务有限公司

11.	上海航空食品有限公司

12.	上海航空国际货物运输服务有限公司

13.	上海航空境外就业服务有限公司

14.	上海航空地面服务有限公司

15.	上海航空酒店投资管理有限公司

16.	上海飞鹤航空旅游服务有限公司

17.	杭州柯莱货运有限公司

Agreement in relation to The Absorption of Shanghai Airlines by way of Share Exchange by CEA

18.	上海上航市南酒店管理有限公司

19.	上海航空国际商务会展有限公司

20.	上海航空旅游汽车服务有限公司

21.	北京南苑联合机场管理服务有限公司

22.	上海上航航站酒店管理有限公司

23.	上海国际货运航空有限公司

24.	上航假期(北京)国际旅行社有限公司

25.	海南上航假期国际旅行社有限公司

26.	江苏柯莱国际货运有限公司

27.	四川上航假期国际旅行社有限公司

28.	佛山沙堤机场管理有限公司